LAW OFFICES English,
                            McCaughan & O'Bryan, P.A.
                                    ---------
                           100 NORTHEAST THIRD AVENUE
                                   SUITE 1100
                       FORT LAUDERDALE, FLORIDA 33301-1146
                            TELEPHONE (954) 462-3300
                            FACSIMILE (954) 763-2439


                                                              September 24, 2001


Board of Directors
The Singing Machine Company, Inc.
6601 Lyons Road, Building A-7
Coconut Creek, FL 33073

                  Re: The Singing Machine Company, Inc. (the "Company")
                  -----------------------------------------------------

Gentlemen:

         You have requested our opinion in connection with the registration of resales of (i) 1,656,923 shares ("Shares") of common stock and (ii) 308,400 shares (the "Warrant Shares") of common stock issuable upon exercise of certain outstanding warrants (the "Warrants"), as described in the Company's registration statement on Form S-3 ("Registration Statement) to which this opinion is attached as Exhibit 5.1.

         We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuances of the Shares and the Warrants pursuant to certain warrant agreements ("Warrant Agreements'), and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion.

         Based on the foregoing, we are of the opinion that (i) the Shares are duly authorized, validly issued, fully paid and non-assessable and (ii) the Warrant Shares are duly authorized and when issued and delivered upon exercise of the Warrants in accordance with the provisions of the Warrant Agreements against payment of the exercise price therefor as provided in the Warrant Agreements will be validly issued, fully paid and non-assessable.

         In rendering the foregoing opinion, we have (i) assumed (a) that the Warrants pursuant to which any of the Warrant Shares are to be issued will at the time of such issuance constitute valid, binding, and enforceable obligations of the Company, (b) that any issuance of Warrant Shares pursuant to the Warrant Agreements will be effected in accordance with the provisions of the Warrant Agreements, (c) that the resolutions of the board of directors of the Company authorizing the Company to issue the Warrant Shares will remain in full force and effect until all of the Warrant Shares have been issued, and (d) the authenticity of all documents submitted to us as originals and


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Board of Directors
The Singing Machine Company, Inc.
September 24, 2001
Page 2
the conformity to original documents of all documents submitted to us as copies and (ii) relied, as to certain factual matters, without any independent investigation, inquiry or verification, upon statements or certificates of public officials and of representatives of the Company. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K.

         Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                          Sincerely,

                                          /s/ ENGLISH, MCCAUGHAN & O'BRYAN, P.A.